EXHIBIT 2.1
PLAN OF LIQUIDATION
OF
HIGHLANDS ACQUISITION CORP.
(A DISSOLVED DELAWARE CORPORATION)

This Plan of Liquidation (this “Plan”) of Highlands Acquisition Corp. (the “Company”) is effective the 25th day of September, 2009.

WHEREAS, Article SIXTH of the Company’s Amended and Restated Certificate of Incorporation (the “Charter”) provides that the Company’s corporate existence shall terminate on October 3, 2009 (the “Termination Date”) unless such provision is amended in connection with a business combination and such amendment is approved by its stockholders;

WHEREAS, the Company will not consummate a business combination prior to the Termination Date and its corporate existence will therefore terminate on the Termination Date;

WHEREAS, the Company will dissolve upon its corporate existence terminating on the Termination Date in accordance with the terms of the Charter;

WHEREAS, the Company elects to adopt a plan of distribution pursuant to Section 281(b) of the Delaware General Corporation Law (the “DGCL”);

WHEREAS, the Company shall pay or otherwise satisfy or make reasonable provision for all claims and obligations of the Company known to it, including conditional, contingent, or unmatured contractual claims known to the Company, including, but not limited to (i) all accounts payable, expenses accrued through the Termination Date and all fees and expenses in connection with legal, accounting and other professional services rendered prior to the Termination Date in connection with the dissolution and liquidation of the Company and the winding-up of its business and affairs (the “Outstanding Obligations”) and (ii) liabilities for federal, state and local taxes (the “Tax Liabilities”);

WHEREAS, in connection with the Company’s initial public offering (the “IPO”) the Company deposited net proceeds from the IPO, deferred underwriting discounts and commissions and the proceeds from the sale of sponsors’ warrants in a trust account (the “Trust Account”);

WHEREAS, the Company shall distribute to holders (the “Public Stockholders”) of its common stock, par value $0.0001 per share (the “Common Stock”), issued in the IPO the proceeds of the Trust Account and any accrued and unexpended interest on the Trust Account (except for reasonable reserves to cover contingent liabilities) upon the dissolution and liquidation of the Company as provided in the Charter and the Company’s prospectus for the IPO;

WHEREAS, to the best of the Company’s knowledge, there are no pending actions, suits or proceedings to which the Company is a party;

WHEREAS, there are no facts known to the Company indicating that claims that have not been made known to the Company or that have not arisen are likely to become known to the Company or to arise within ten years after the date of dissolution;

NOW THEREFORE, the Company adopts the following Plan, which shall constitute a plan of distribution in accordance with Section 281(b) of the DGCL:

1.           PAYMENT OF LIABILITIES AND OBLIGATIONS.  The Company shall, as soon as practicable following the adoption of this Plan by the Board of Directors of the Company (the “Board”) and the termination of the Company’s existence on the Termination Date (except for the limited purposes of winding up its business and effectuating this Plan), (a) pay or provide for the payment in full of, or in such other amount as shall be agreed upon by the Company and the relevant creditor, the Outstanding Obligations from assets other than in the Trust Account and (b) pay in full the Tax Liabilities from the assets in the Trust Account.

2.           CONTINGENCY RESERVE.  Although there are no facts now known to the Company suggesting that any unknown claims or obligations of the Company or claims that have not arisen against the Company exist or might arise, the Company shall retain, as a reserve, a reasonable amount not to exceed the sum of $2,100,000 minus the amount of interest income on the Trust Account previously released to the Company prior to the date hereof, as provision for and as a reserve against any and all claims against, and obligations of, the Company.

3.           CONVERSION OF ASSETS INTO CASH OR OTHER DISTRIBUTABLE FORM.  The officers, employees and agents of the Company shall, as promptly as feasible, proceed to collect all sums due or owing to the Company, including recovery of any tax refunds owing to the Company, to sell and convert into cash any and all corporate assets and, out of the assets of the Company, attempt to pay, satisfy and discharge or make adequate provision for the payment, satisfaction and discharge of all debts and liabilities of the Company pursuant to Sections 1 and 2 above, including all expenses of the sale of assets and of the dissolution and liquidation provided for by this Plan.

4.           RECOVERY OF ASSETS.  In the event that the Company (or any trustee or receiver for the Company appointed pursuant to Section 279 of the DGCL) shall recover any assets or funds belonging to the Company, including any tax refunds owing to the Company, such funds shall first be used to satisfy any claims against or obligations of the Company, and to the extent any assets or funds remain thereafter, shall be distributed pro rata to the Public Stockholders in accordance with and subject to the terms of the Charter and the DGCL, and further subject to such terms and conditions as the Board (or any trustee or receiver for the Company) may deem appropriate; provided, however, that nothing herein shall be deemed to preclude the Company (or any trustee or receiver for the Company) from petitioning any court of competent jurisdiction for instructions as to the proper distribution and allocation of any such assets or funds that may be recovered by or on behalf of the Company.

5.           AUTHORITY OF OFFICERS AND DIRECTORS.  The Board and the officers of the Company shall continue in their positions for the purpose of winding up the affairs of the Company as contemplated by the laws of the State of Delaware.  The Board may appoint officers, hire employees and retain independent contractors, including professional advisors, counsel and accountants, in connection with the winding up process, and is authorized to pay such persons compensation for their services; provided, however, that no current officer or director of the Company shall receive any compensation for his services as aforesaid, and that any such compensation to such other persons shall be fair and reasonable.  The adoption of this Plan by the Board shall constitute full and complete authority, in accordance with and subject to the terms of the Charter, for the Board and the officers of the Company, without further stockholder action, to do and perform any and all acts and to make, execute and deliver any and all agreements, conveyances, assignments, transfers, certificates and other documents of any kind and character that the Board or such officers deem necessary, appropriate or advisable to: (i) settle any and all disputes and release any claims concerning the Company, its assets and its liabilities; (ii) dissolve the Company in accordance with the laws of the State of Delaware and cause its withdrawal from all jurisdictions in which it is authorized to do business; (iii) sell, dispose, convey, assign, transfer and deliver the assets of the Company; (iv) satisfy or provide for the satisfaction of the Company’s obligations in accordance with Section 281(b) of the DGCL; (v) wind-up the business and affairs of the Company; and (vi) distribute all of the remaining assets of the Company to the Public Stockholders pro rata in accordance with their respective percentage ownership of shares of Common Stock as of the Record Date (as defined below) in complete cancellation or redemption of its stock.

6.           PROFESSIONAL FEES AND EXPENSES.  The Board may authorize the payment of a retainer fee to a law firm or law firms selected by the Board to pay legal fees and expenses of the Company, including, among other things, to cover any legal defense fees, expenses and costs related to the Company’s indemnification obligations to the Company’s officers and members of the Board pursuant to the Charter, the Company’s bylaws, as amended, the DGCL or otherwise, and may authorize the payment of fees to an accounting firm or firms selected by the Board for services rendered to the Company.

In addition, in connection with and for the purpose of implementing and assuring completion of this Plan, the Company may, in the sole and absolute discretion of the Board, pay any brokerage, agency and other fees and expenses of persons rendering services to the Company in connection with the collection, sale, exchange or other disposition of the Company’s property and assets and the implementation of this Plan.

7.           INDEMNIFICATION. The Company shall continue to indemnify its officers, directors, employees and agents to the maximum extent permitted by law in accordance with the Charter, the Company’s bylaws, as amended, and any contractual arrangements, for actions taken in connection with this Plan and the winding up of the affairs of the Company. The Board, in its sole and absolute discretion, is authorized to obtain and maintain insurance as may be necessary, appropriate or advisable to cover the Company’s obligations hereunder, including without limitation directors’ and officers’ liability coverage.

8.           LIQUIDATING TRUST. The Board may, but is not required to, establish and distribute assets of the Company to a liquidating trust, which may be established by agreement in form and substance determined by the Board with one or more trustees selected by the Board on such terms as the Board may determine.  In the alternative, the Board may petition a court of competent jurisdiction for the appointment of one more trustees to conduct the liquidation of the Company, subject to the supervision of such court.  Whether appointed by an agreement or by a court, any trustee or trustees shall in general be authorized to take charge of the Company’s property, and to collect the debts and property due and belonging to the Company, with power to prosecute and defend, in the name of the Company or otherwise, all such suits as may be necessary or proper for the foregoing purposes, and to appoint agents under them and to do all other acts which might be done by the Company that may be necessary, appropriate or advisable for the final settlement of the unfinished business of the Company.  The trustees shall be entitled to receive such compensation and reimbursement of their costs and expenses as the Board or the court, as the case may be, shall deem fair and reasonable.

9.           LIQUIDATING DISTRIBUTIONS.  Liquidating distributions shall be made from time to time after the adoption of this Plan, in accordance with and subject to the terms of the Charter, to the holders of record, at the close of business on October 2, 2009 (the “Record Date”), of outstanding shares of Common Stock sold pursuant to the IPO, pro rata in accordance with their respective ownership of such shares of Common Stock as of the Record Date; provided that, in the opinion of the Board, adequate provision has been made for the payment, satisfaction and discharge of the Outstanding Obligations, the Tax Liabilities and all other known, unascertained or contingent debts, obligations and liabilities of the Company (including costs and expenses incurred and anticipated to be incurred in connection with the complete liquidation of the Company).  All determinations as to the time for and the amount of liquidating distributions shall be made in the exercise of the absolute discretion of the Board and in accordance with Section 281(b) of the DGCL. As provided in Section 12 below, distributions made pursuant to this Plan shall be treated as made in complete liquidation of the Company within the meaning of the United States Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder.

10.           AMENDMENT OR MODIFICATION OF THIS PLAN.  If for any reason the Board determines that such action would be in the best interests of the Company, it may amend or modify this Plan and all action contemplated hereunder to the extent permitted by the DGCL and in accordance with and subject to the terms of the Charter; provided, however, that the Company will not amend or modify this Plan under circumstances that would require stockholder approval under the DGCL and/or the federal securities laws without complying with such laws.

11.           CANCELLATION OF STOCK AND STOCK CERTIFICATES. Following the dissolution of the Company, the Company shall no longer permit or effect transfers of any of its stock, except by will, intestate succession or operation of law.

12.           LIQUIDATION UNDER CODE SECTIONS 331 AND 336.  It is intended that this Plan shall be a plan of complete liquidation of the Company in accordance with the terms of Sections 331 and 336 of the Code. This Plan shall be deemed to authorize the taking of such action as may be necessary or determined to be appropriate by the appropriate officers of the Company to conform with the provisions of said Sections 331 and 336 and the regulations promulgated thereunder, including, without limitation, the making of an election under Section 336(e) of the Code, if applicable.

13.           FILING OF TAX FORMS.  The appropriate officers of the Company are authorized and directed to execute and file on a timely basis a United States Treasury Form 966 pursuant to Section 6043 of the Code and such additional forms and reports with the Internal Revenue Service as may be necessary or appropriate in connection with this Plan and the carrying out thereof.